Sofitel Chicago Water Tower – May 2016

Property Overview 2 Property Information:  Location: Downtown Chicago (Gold Coast submarket)  Rooms: 415 (including 32 suites)  Year Built: 2002  12,000 sf of meeting space  Fee simple; 32 story tower  Segmentation: 72% transient; 28% group Acquisition Overview:  Purchase Price: $153mm  Purchase Price/Key: $369,000  Excellent Gold Coast location in a key U.S. gateway market  High quality asset with attractive contemporary design and minimal CapEx needs

Property Overview (cont.) 3 Key Accomplishments:  New General Manager  Over $750,000 in annualized cost savings  Renegotiated parking agreement increasing hotel’s revenue share by 35%  Sofitel Chicago ranked 3rd best hotel in Chicago for business travelers by USA Today in 2015  Sofitel Chicago ranked #1 business hotel in Chicago by Travel & Leisure in 2013  Sofitel Pastry Chef won Jean Banchet Award for best pastry chef in Chicago  Sofitel Executive Chef won the 2015 StarChefs Chicago Rising Star Award Revamped Sales Department:  Recently upgraded Director of Sales & Marketing  Added Group Sales Manager  Following the personnel changes, the hotel is showing strong group pace for the remainder of the year

Competitive Set - Primary 4

New Supply – Tract Scale (Luxury) 5

CapEx History 6 Hotel Opening 2002 Rooms: Mattress replacement Meeting Space: New carpet in Ballroom, meeting rooms and pre function 2010 Rooms: Reupholstered benches in suites; new desk chairs 2012 Rooms: Replaced toilets and coffee machines 2014 Rooms: Upgraded to flat panel TVs 2006 Rooms: Replaced carpet Lobby: Refreshed 2011 Lobby Bar: New flooring Rooms: New desk chairs, refinished bathtubs 2013 Rooms: New duvet insert , upgraded key locks Other: Light ing in elevator landing and back-of- house 2015

Fitness Center Expansion 7 Increasing footprint from current 781 sq. ft. to 1,441 sq. ft., 2nd largest in comp set

Lobby Bar Repositioning 8 Ashford to invest $515k to reposition Le Bar and increase seating by 35%, scheduled to begin Nov. 2016

Lobby Bar Repositioning (cont.) 9

Rooms Renovation Scope

Ashford to invest **$13.9mm** or **$33.5k per key**, to renovate all 415 guestrooms, scheduled to begin Sep. 2017

- New guestroom desks and minibar cabinets (new minibars with outside tray)
- New guestroom chair and ottoman to match Barcelona chairs
- New carpet, drapery and roller shade
- New bed frame and headboard
- Touch up existing nightstands and nightstand lamps (new lampshades)
- New guestroom artwork
- Remove guestroom wall covering and paint
- Remove guestroom bath wall covering and paint
- New lighting in guest bath vanity mirror
- New TVs

ASHFORD HOSPITALITY PRIME

10

Rooms Renovation – King Room Design 11

Rooms Renovation – King Room Design (cont.) 12

Rooms Renovation – Corridor Design 13

Sofitel Chicago Water Tower – May 2016